As filed with the Securities and Exchange Commission on October 13, 2026

Securities Act File No. 333-294826

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. __	☐
Post-Effective Amendment No. 1	☒

TCW ETF TRUST

(Exact Name of Registrant as Specified in Charter)

Peter Davidson

515 South Flower Street

Los Angeles, CA 90071

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (213) 244-0000

Richard Villa

TCW Investment Management Company LLC

515 South Flower Street,

Los Angeles, CA 90071

(Name and address of agent for service)

Copies to:

Brian McCabe
Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199

Telephone Number: (617) 951-7000

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

This amendment to the registration statement on Form N-14 of TCW ETF Trust, filed with the Commission on April 1, 2026 (File No. 333-294826) (the “Registration Statement”), is being filed solely for the purpose of filing the executed opinion of counsel as to tax matters and consequences to shareholders related to the reorganization of TCW MetWest Sustainable Securitized Fund into TCW Securitized Income ETF. There have been no changes to the Registration Statement as filed with the Commission on May 1, 2026 pursuant to Rule 497 under the Securities Act (File No. 333-294826).

TCW ETF TRUST

PART C

Other Information

Item 15. Indemnification.

Reference is made to the Second Amended and Restated Agreement and Declaration of Trust (the “Declaration”) incorporated by reference to the registration statement of TCW ETF Trust (the “Registrant” or “Trust”) on Form N-1A (Registration Nos. 333-249926 and 811-23617) filed December 29, 2023.

Nothing contained in the Declaration shall indemnify, hold harmless or protect any officer or trustee from or against any liability to the Trust or any shareholder to the extent such indemnification is prohibited by applicable federal law.

Item 16. Exhibits.

(1)(a)	Certificate of Trust dated October 26, 2020, as filed with the Office of the Secretary of State of the State of Delaware on October 26, 2020, for the Registrant is incorporated by reference to the Registrant’s registration statement on Form N-1A filed November 6, 2020.

(1)(b)	Certificate of Amendment dated December 21, 2020 to the Certificate of Trust of the Registrant, as filed with the Office of the Secretary of State of Delaware on December 21, 2020 is incorporated by reference to the Registrant’s registration statement on Form N-1A filed April 23, 2021.

(1)(c)	Certificate of Amendment dated October 13, 2023 to the Certificate of Trust of the Registrant, as filed with the Office of the Secretary of State of Delaware on October 12, 2023 is incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(1)(d)	Second Amended and Restated Agreement and Declaration of Trust of the Registrant dated October 13, 2023 (the “Declaration”) is incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(2)	Second Amended and Restated By-Laws of the Registrant dated October 13, 2023 (the “By-Laws”) is incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(3)	Not Applicable.

(4)	Form of Agreement and Plan of Reorganization is incorporated by reference to the Registrant’s registration statement on Form N-14 filed April 1, 2026.

(5)(a)	Portions of the Declaration relating to shareholders’ rights are incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(5)(b)	Portions of the By-Laws relating to shareholders’ rights are incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(6)	Investment Advisory Agreement between the Registrant and TCW Investment Management Company LLC (the “Adviser”) is incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(7)(a)	Distribution Agreement between the Registrant and Foreside Financial Services LLC (“Foreside”) is incorporated by reference to the Registrant’s registration statement on Form N-1A filed April 23, 2021.

(7)(b)	Distribution Services Agreement between the Adviser and Foreside is incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(8)	Not Applicable.

(9)	Custody Agreement between the Registrant and State Street Bank and Trust Company (“State Street”) is incorporated by reference to the Registrant’s registration statement on Form N-1A filed June 18, 2024.

(10)	Not Applicable.

(11)	Opinion and consent of Morris, Nichols, Arsht & Tunnell LLP as to the legality of the securities being registered is incorporated by reference to the Registrant’s registration statement on Form N-14 filed April 1, 2026.

(12)	Opinion and consent of Ropes & Gray LLP as to tax matters is filed herewith.

(13)(a)	Administration Agreement between the Registrant and State Street is incorporated by reference to the Registrant’s registration statement on Form N-1A filed June 18, 2024.

(13)(b)	Transfer Agency and Service Agreement between the Registrant and State Street is incorporated by reference to the Registrant’s registration statement on Form N-1A filed June 18, 2024.

(13)(c)	Form of Authorized Participant Agreement is incorporated by reference to the Registrant’s registration statement on Form N-1A filed April 23, 2021.

(13)(d)	Principal Financial Officer/Treasurer Agreement between the Registrant and Foreside Fund Officers Service, LLC (“Foreside Fund Officers”) is incorporated by reference to the Registrant’s registration statement on Form N-1A filed April 23, 2021.

(13)(e)	Chief Compliance Officer and Anti Money Laundering Officer Agreement between the Registrant and Foreside Fund Officer Services is incorporated by reference to the Registrant’s registration statement on Form N-1A filed April 23, 2021.

(13)(f)	Form of Fund of Funds Investment Agreement, dated December 13, 2024, is incorporated by reference to the Registrant’s registration statement on Form N-1A filed December 29, 2023.

(13)(f)(i)	Amendment No. 1 to the Fund of Funds Investment Agreement, dated December 13, 2024, is incorporated by reference to the Registrant’s registration statement on Form N-1A filed February 27, 2026.

(13)(g)	Fund of Funds Investment Agreement, dated June 17, 2025, is incorporated by reference to the Registrant’s registration statement on Form N-1A filed February 27, 2026.

(14)	Consent of Independent Registered Public Accounting Firm is incorporated by reference to the Registrant’s registration statement on Form N-14 filed April 1, 2026.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to the Registrant’s registration statement on Form N-14 filed April 1, 2026.

(17)	Not Applicable.

Item 17. Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933 (the “Securities Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The Registrant undertakes to file the opinion of counsel as to tax matters that is required by Item 16(12) in a post-effective amendment to this Registration Statement within a reasonable time after the closing of the transactions contemplated herein.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Los Angeles and State of California, on the 13th day of October, 2026.

TCW ETF Trust

/s/ Peter Davidson
Name:	Peter Davidson
Title:	Vice President and Secretary

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Trustee	October 13, 2026
Andrew Tarica

*	Trustee, President, Principal Officer, Chief Financial Officer and Treasurer	October 13, 2026
Richard Villa	(Principal Financial Officer)

*	Trustee	October 13, 2026
Martin Luther King III

*	Trustee	October 13, 2026
David Vick

*	Trustee	October 13, 2026
Michael Swell

*	Trustee	October 13, 2026
Patrick C. Haden

*	Trustee	October 13, 2026
Peter McMillan

*	Trustee	October 13, 2026
Robert G. Rooney

*	Trustee	October 13, 2026
Victoria B. Rogers

*By:	/s/ Peter Davidson
Peter Davidson Attorney-in-Fact

TCW ETF TRUST

EXHIBITS INDEX

EXHIBIT NO.	DESCRIPTION
EX-99 (12)	Opinion and consent of Ropes & Gray LLP.